Exhibit 10.3

FUDING AGREEMENT

THIS AGREEMENT MADE EFFECTIVE AS OF THE 12th DAY OF December, 2007 (the "Effective Date") in replacement of a Mineral Rights Acquisition Agreement (the “Preceding Agreement”) dated the 29th day of August, 2007. The purpose of this Agreement is to clarify terminology used in the Preceding Contract and remove ambiguities in Schedule A which were created when Schedule A of the Preceding Contract, which was written and signed in Chinese, had been translated to English.

BETWEEN:

WORLD FORTUNE ENTERPRISE INC., a British Columbia private
corporation with offices at  870 East 54th Ave, Vancouver, British
Columbia, V5X 1L7, Canada;
(“World Fortune”)

AND:

ASIAN DRAGON GROUP INC., a Nevada publicly traded corporation with offices at suite 1100 – 475 Howe Street, Vancouver, British
Columbia, V6C 2B3;
(“Asian Dragon”)

PREAMBLE:

The four Properties (collectively the “Fuding Properties”) referenced in this Agreement (the “Fuding Agreement”) consist of the following:

Luanchuan Mozigou (MZG) Molybdenum Property

The Luanchuan Mozigou Molybdenum Property (“MZG”) is located in Jiaohe Village of Luanchuan County, Henan Province, China and consists of an Exploration License on a14.09 sq km property;

Lushi Jiashapa (JSP) Vanadium Property

The Lushi Jiashapa Vanadium Property (“JSP”) is located in the area of Wenguxiang to Dashihe of Lushi County, Henan Province, China and consists of an Exploration License on an 8.3 sq km property;

Luoning Xiayu Fanggelewan (FGLW) Silver-Lead Property

The Luoning Xiayu Fanggelewan Property (“FGLW”) is located in the area of Xiayu, Henan Province, China and consists of an Exploration License on a 1.75 sq km property; and

Xiaowagou (XWG) Silver-Lead Property

The Xiaowagou Silver Lead Property ("XWG") is located in the area of Xiayu, Henan Province, China and consists of an Exploration License on a 2.13 sq km property.

Collectively these four Exploration Licenses are hereinafter collectively referred to as the “Fuding Exploration Licenses”.

No Mining Licenses are currently issued to any of the parties in this Fuding Agreement regarding the Fuding Properties.

The Fuding Properties have no probable or proven reserves.

The arrangements which form the structure of this contract are as follows:

1)	To create opportunities to explore properties in China, World Fortune established a business relationship with the Luoning Fuding Mining Development Ltd (“Fuding”), a private Chinese company. This relationship provided World Fortune with the ability to bid for Exploration Licenses for which Fuding had already applied and been granted.

2)	In a China Mineral Properties Rights Purchase Agreement with Fuding (the “Fuding China Rights Agreement”) World Fortune committed to make payments to Fuding based upon a payment schedule and Fuding committed to sell certain agreed percentage interests to Exploration Licenses for the Fuding Properties once World Fortune had fulfilled all its payment commitments.

3)	Asian Dragon engaged World Fortune under an Agency and Cooperative Agreement to act as Asian Dragon’s agent and source opportunities for Asian Dragon in China.

4)	World Fortune proposed to Fuding and Fuding accepted an offer for World Fortune to purchase the following interests in the Fuding Exploration Licenses: (i) a 100% interest of a 70% interest in MZG; (ii) a 100% interest of a 70% interest in JSP; (iii) a 100% interest of a 70% interest in FGLW; and (iv) a 100% interest of a 70% interest in XWG. Title to these interests to pass to World Fortune upon full payment for the Fuding Exploration Licenses per the payment schedule included in the Fuding China Rights Agreement signed by World Fortune and Fuding on August 8, 2007. The intent of this Fuding China Rights Agreement was to provide WFEI with a method to effect the legal logistics to pass title of its 70% interest in the Fuding Exploration Licenses into a separate Agreement which it could then sell or assign to a third party.

5)	World Fortune proposed to Asian Dragon and Asian Dragon accepted an offer for Asian Dragon to purchase the Fuding Exploration Licenses upon assumption of World Fortune’s obligations under the Fuding China Rights Agreement and payment of share grants to World Fortune and World Fortune or its nominees. To acquire the Fuding Exploration Licenses Asian Dragon must fulfill all payments referenced in the Fuding China Rights Agreement. The governing agreement which executes this contract is this Fuding Agreement.

6)	Asian Dragon will not have ownership of the Fuding Exploration Licenses until it has fully completed the payment terms included in this Fuding Agreement and because the incorporated Fuding China Rights Agreement includes a damages clause which would come into force if Asian Dragon were to abandon its obligations under this Fuding Agreement, Asian Dragon has determined that this Fuding Agreement does not meet the characteristics required to record it as an option and therefore a liability has been recorded in Asian Dragon’s financial statements pertaining to this Fuding Agreement.

7)	Once Asian Dragon has completed all payments required by this Fuding Agreement, it will be deemed to have title to and will own the following interests in the Fuding Exploration Licenses: (i) a 100% interest of a 70% interest in MZG; (ii) a 100% interest of a 70% interest in JSP; (iii) a 100% interest of a 70% interest in FGLW; and (iv) a 100% interest of a 70% interest in XWG. Fuding will own the remaining 30% of the Fuding Exploration Licenses, but this position may be reduced if Asian Dragon makes additional payments under this Fuding Agreement.

CLARIFICATION OF TRANSLATION MATTERS IN SCHEDULE A - China Mineral Properties Rights Purchase Agreement:
1)	Irrespective of any titles in the attached Fuding China Rights Agreement (hereinafter referred to as “Schedule A”) describing Schedule A as pertaining to “Mineral Properties Rights”, no Mineral Properties Rights as the term is commonly used in North American currently exist regarding the Fuding Properties. This clarification is based on the fact that the North American commonly used definition of “Mineral Properties Rights” generally describes title to probable or proven mining reserves.

2)	Irrespective of any language in Schedule A individually describing each of the Fuding Properties as a “mine”, no mine as the term is commonly used in North American exists on the Fuding Properties as these areas are defined in this Fuding Agreement.

3)	The terms: “mine”; “Exploration Permitted Area”; “mineral property rights”; “mineral properties”; “Mineral Property”; “License”; “mining and exploration license areas”; and “Permit” all refer to the Fuding Exploration Licenses which are exploration licenses.

4)	The use of the terms: “mining operations” and “ore production” does not mean that the Fuding Properties are producing mines or that they have probable or proven reserves. These terms were generically used and refer to previous exploration activities on the Fuding Properties.

5)	Paragraph 12 of Schedule A which states: “This Agreement is binding immediately upon signing and the non performance Party of this Agreement which can result in harm to the other party shall be responsible for all the economic losses”, should have read: “This Agreement is binding immediately upon signing and if either Party is responsible for non performance under the terms of this Agreement which results in harm to the other Party, the non-performing Party shall be responsible for all economic losses”.

TERMS:

WHEREAS World Fortune is a private British Columbia corporation established to source and assess opportunities in the precious and base metals industries in China;

AND WHEREAS Asian Dragon is a Nevada corporation whose securities trade on the NASDAQ OTCBB as well as on the Frankfurt Exchange, and whose business is the acquisition and exploitation of  precious and base metals projects and properties of merit;

AND WHEREAS  World Fortune and Asian Dragon entered into a Mineral Rights Acquisition Agreement dated August 29, 2007 relating to and exploration permit for the Fuding Properties in China, such agreement which is being expressly amended and replaced by this Fuding Agreement;

AND WHEREAS World Fortune has entered into  the Fuding China Rights Agreement attached and incorporated into this Fuding Agreement as “Schedule A” for the purchase of the following rights (the “Rights”) to certain Exploration Licenses as follows:

  a 100% interest of a 70% interest in the Luanchuan Mozigou Molybdenum Exploration License;

  a 100% interest of a 70% interest in the Lushi Jiashapa Vanadium Exploration License;

  a 100%  interest of a 70% interest in the Luoning Xiayu Fanggelewan Silver-Lead Exploration License; and

  a 100% interest of a 70% interest in the Silver-Lead Exploration License XWG.

AND WHEREAS the Rights are being sold herein to Asian Dragon by World Fortune in exchange for Asian Dragon assuming World Fortune’s responsibility for the total investment owed by World Fortune and detailed in the Fuding China Rights Agreement and a grant of Asian Dragon common shares to World Fortune as consideration for World Fortune’s provision of this option to Asian Dragon;

AND WHEREAS World Fortune wishes to sell to Asian Dragon and Asian Dragon wishes to buy from World Fortune, World Fortune’s full rights to the Fuding Exploration Licenses upon execution of this Fuding Agreement.

NOW THEREFORE THIS FUDING AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained, the parties hereto do covenant and agree each with the other as follows:

1.            Representations and Warranties of World Fortune

1.1          In order to induce Asian Dragon to enter into this Fuding Agreement and complete the transactions contemplated under this Fuding Agreement, World Fortune represents and warrants to Asian Dragon that:

(a)	World Fortune is, and will remain during the term of this Fuding Agreement until formal assignment is made to Asian Dragon, the registered and beneficial owner of the Rights pursuant to the Fuding China Rights Agreement with Fuding and such Rights are free and clear of all transfer, assignment or other restrictions, liens, charges and encumbrances of any kind whatsoever;

(b)	World Fortune has good and sufficient right and authority to enter into this Fuding Agreement and the Fuding China Rights Agreement and carry out its obligations under both agreements;

(c)	World Fortune has, and will have at the time that all payments have been made by Asian Dragon, good and sufficient right and authority to transfer its legal and beneficial title and ownership of the Fuding Exploration Licenses to Asian Dragon; and

(d)	World Fortune acknowledges that full payment for the Fuding Exploration Licenses will be deemed to have taken place once all stock payments required in Section 3 of this Fuding Agreement have been made to World Fortune by Asian Dragon and the cash payment required in the attached Fuding China Rights Agreement (Schedule A of this Fuding Agreement) have been made to World Fortune by Asian Dragon and World Fortune has subsequently, and in a timely manner, used such payments from Asian Dragon as are required to fulfill World Fortune’s payment responsibilities under the Fuding China Rights Agreement with Fuding based on the schedule included in the Fuding China Rights Agreement.

1.2          The representations and warranties of World Fortune contained in this Fuding Agreement shall be true at the time of closing as though such representations and warranties were made at the time of closing.

2.            Representations and Warranties of Asian Dragon

2.1          In order to induce World Fortune to enter into this Fuding Agreement and complete the transactions contemplated under this Fuding Agreement, Asian Dragon represents and warrants to World Fortune that Asian Dragon has good and sufficient right and authority to enter into this Fuding Agreement and has, and will have at the time that all payments have been made by Asian Dragon, good and sufficient right and authority to carry out its obligations contemplated under this Fuding Agreement.

2.2          The representations and warranties of Asian Dragon contained in this Fuding Agreement shall be true at the time of closing as though such representations and warranties were made at the Time of Closing.

3.            Payments

3.1          Subject to the terms of this Fuding Agreement, Asian Dragon will make payments to World Fortune based on the payment schedule included in Schedule A of this Fuding Agreement and will, upon the execution of this Fuding Agreement issue to World Fortune 250,000 shares in the capital stock of Asian Dragon and will subsequently issue a further 1,000,000 shares to World Fortune or its nominees upon initial payment by Asian Dragon under the terms of Schedule A of this Fuding Agreement.

4.            General

4.1          Time and each of the terms and conditions of this Fuding Agreement shall be of the essence of this Fuding Agreement.

4.2          The recitals to this Fuding Agreement constitute a part of this Fuding Agreement.

4.3          This Fuding Agreement constitutes the entire Fuding Agreement between the parties hereto in respect of the matters referred to herein and there are no representations, warranties, covenants or agreements, expressed or implied, collateral hereto other than as provided for herein.

4.4          No alteration, amendment, modification or interpretation of this Fuding Agreement or any provision of this Fuding Agreement shall be valid and binding upon the parties hereto unless such alteration, amendment, modification or interpretation is in written form executed by both of the parties hereto.

4.5          Whenever the singular or masculine is used in this Fuding Agreement the same shall be deemed to include the plural or the feminine or the body corporate as the context may require.

4.6          The parties hereto shall execute and deliver all such further documents and instruments and do all such acts and things as either party may, either before or after the Closing Date, reasonably require in order to carry out the full intent and meaning of this Fuding Agreement.

4.7          Any notice, request, demand or other communication, or any delivery, to be given or made under this Fuding Agreement as the case may be, shall be in writing and shall be delivered by hand or by telecopier to the parties at their addresses set forth on the first page of this Fuding Agreement or to such other addresses as may be given in writing by the parties hereto in the manner provided for in this paragraph, and shall be deemed to have been delivered, if delivered by hand, on the date of delivery, or if delivered by telecopier, on the day that it is sent.

4.8          This Fuding Agreement shall not be assigned by a party hereto without the written permission of the other party.

4.9          This Fuding Agreement shall be subject to, governed by, and construed in accordance with the laws of the Province of British Columbia.

4.10          This Fuding Agreement may be signed by the parties in as many counterparts as may be deemed necessary, each of which so signed shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have hereunto set their hands and seals as of the Effective Date first above written.

SIGNED, SEALED & DELIVERED
by WORLD FORTUNE ENTERPRISE INC., in
the presence of:

/s/ Samuel Lupton
Signature of Witness
Name of Witness:  Samuel Lupton
Address of Witness:  c/o 1100 – 475 Howe Street, Vancouver, BC, Canada V6C 2B3
Occupation of Witness: Lawyer

) ) ) ) ) /s/ Richard Tong ) WORLD FORTUNE ENTERPRISE INC. ) per: Richard Tong, Director ) ) )

SIGNED, SEALED & DELIVERED
by ASIAN DRAGON GROUP INC., in the presence of:

/s/ Maxwell Sioson
Signature of Witness
Name of Witness:  Maxwell Sioson
Address of Witness:  c/o 870 East 54th Avenue, Vancouver, BC, Canada V5X 1L7
Occupation of Witness:  Management Consultant

) ) ) ) ) /s/ John Karlsson ) ASIAN DRAGON GROUP INC. ) per: John Karlsson, Director ) ) ) )

FUDING AGREEMENT - SCHEDULE A

CHINA MINERAL PROPERTIES RIGHTS
PURCHASE AGREEMENT

Luoning Fuding Mining Development Ltd.
                                                                             (hereinafter referred to as Fuding)

World Fortune Enterprise Inc.
                                                                            (hereinafter referred to as WFEI)

Luoning Fuding Mining Development Ltd. has entered into Purchase Agreements to acquire mineral rights to 4 significant mineral properties in the prolific mineralized Xiaoquinling Region of China. These mineral properties are all in advanced stages that are ready or close to production. The properties are as follows:

  70% interest in the Luanchuan Mozigou (MZG) Molybdenum Mine, located in Jiaohe of Luanchuan County, Henan Province, China.

  70% interest in the Lushi Jiashapa (JSP) Vanadium Mine, located in the area of Wenguxiang to Dashihe of Lushi County, Henan Province, China.

  70% interest in the Luoning Xiayu Fanggelewan (FGLW) Silver-Lead Mine located in the southwestern part of Luoning County, Henan Province, China.

  70% interest in a Silver-Lead Mine XWG, located in the southwestern part of Luoning County, Henan Province, China.

Both Fuding and WFEI have completed negotiating procedures for a business arrangement. This follows the principle of maximum mutual economic results benefiting both parties having concluded this Purchase Agreement. WFEI can purchase a majority interest of 72.85% of Fuding’s 70% interest (equating to 51% interest) in a portfolio of mineral properties, with further rights to increase to 100% of a 70% interest on the following basis:

  Fuding agrees to sell 72.85% of its 70% interest (equating to 51% interest) in the portfolio for Y75 million (US$10 million) to WFEI with 4 significant properties that has mineral deposits of Molybdenum, Vanadium, Lead and Silver.

  WFEI has paid Fuding the initial deposits for these properties totalling Y19.5 million (US$2.73 million) as of the date of the amendment.

  Fuding has paid for property improvement expenditures that include work of over 3,000 meters of parallel tunnelling and shaft, open pit blasting, roads and other previous expenditures as well as all related production equipments currently on the properties.

  WFEI shall pay the balance sum of Y60 million over 4 payments to Fuding. The 1st payment of Y15 million (US$2 million) is due by October 1, 2007, the 2nd payment of Y15 million (US$2 million) is due before March 1, 2008, the 3rd payment of Y15 million (US$2 million) is due June 1, 2008 and the 4th payment of Y15 million (US$2 million) is due on October 1, 2008. The surplus of US$0.73M form the initial deposits will be applied to the 1st payment of Y15 million (US$2 million) due October 1, 2007.

  WFEI has the right to further contribute funding of Y150 million (US$20 million) to earn a further 19% interest bringing the total share interest to 70%. The 1st payment of Y75 million (US$10 million) is due on June 1, 2008 for a 9.5% interest and the 2nd payment of Y75 million (US$10 million) is due on or before June 1, 2009 for a further 9.5% interest.

  WFEI can further develop the properties and expand the business. The parties are entitled to make additional investment. WFEI is unilaterally responsible for all capital input. Fuding shall always retain a minimum 15% carried interest in the mineral properties.

  Schedule “A” provides the payments terms and use of proceeds for the 2nd funding.

  Fuding is responsible to clear out and cease all existing mining operations within the mining and exploration license areas. This also includes Fuding to stop their ore production, if any within the area and transfer all the properties to WFEI in the same current status when the payments are completed.

  WFEI shall provide their representatives to be stationed at the mine and exploration sites when the 2nd payment is completed. Fuding shall be prepared to turn over all related Property Licenses (including Corporate Business License, responsibilities for all procedures of renewing Mining Licenses, Exploration License, Safety Permit, Environmental Assessment Approval Report, etc.) and all Corporate Stamps and Seals to WFEI when the 3rd payment has been completed.

  Fuding agrees and shall be responsible for all the outstanding debts, loans, payrolls, and any remaining issues on all 4 properties. WFEI shall not be held responsible until control of the properties has been transferred.

  Fuding shall assist WFEI to complete all the License and Permit transfers once the Purchase Agreement has been completed.

  This Agreement is binding immediately upon signing and the non performance Party of this Agreement which can result in harm to the other party shall be held responsible for all the economic losses.

  This Agreement is produced in quadruplicate originals and all have equal legal status.

Fuding Representative                                                    WFEI Representative

Stamp        << FUDING STAMP>>                                Stamp

Signature                                                                            Signature   /s/ Richard Tong
2007 8 8                                                                            2007 8 8

Schedule “A”

Payment Schedule

  Fuding agrees to sell 72.85% of its 70% interest (equating to 51% interest) in the portfolio for Y75 million (US$10 million) to WFEI with 4 significant properties that has mineral deposits of Molybdenum, Vanadium, Lead and Silver.

  WFEI has paid Fuding their initial deposits on the optioned mineral properties that total Y19.5 million (US42.73 million) as of the date of the amendment. Y7.9 million (US$1,109,000) on the FGLW Silver-Lead Mine, Y0.57 million (US$71,000) on the XWG Silver-Lead Mine, Y3.2 million (US$450,000) to the JSP Vanadium Mine and Y7.9 million (US$1,100,000) to the MZG Molybdenum Mine.

  WFEI shall pay the balance sum of Y60 Million over 4 payments to Fuding. The 1st payment of Y15 million (US$2 million) is due by October 1, 2007, the 2nd payment of Y15 million (US$2 million) is due before March 1, 2008, the 3rd payment of Y15 million (US$2 million) is due June 1, 2008 and the 4th payment of Y15 million (US$2 million) is due October 1, 2008. The surplus US$0.73M from the initial deposits will be applied to the 1st payment of Y15 million (US$2 million) due October 01, 2007.

  WFEI has rights to further contribute funding of Y150 million (US$20 million) to earn a further 19% interest and bring the total share interest to 70% of Fuding’s mineral properties. The 1st payment of Y75 million (US$10 million) is due June 1, 2008 for a 9.5% interest and the 2nd payment of Y75 million (US$10 million) is due on or before June 1, 2009 for a further 9.5% interest.

Note

The second stage of funding is primarily focused on building the concentration plants for the Molybdenum and Vanadium properties. The current estimated cost of building a 30, 000 t/d Concentration Mill will be Y75 million (US$10 million) each.